                                              ----------------------------------
                                                         OMB APPROVAL
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13D
                              (FINAL AMENDMENT)*

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               METROCALL, INC.
                              ------------------
                               (Name of Issuer)

                         COMMON STOCK $.01 PAR VALUE
                       -------------------------------
                        (Title of Class of Securities)

                                  591647102
                                 ------------
                                (CUSIP Number)

                           William L. Collins, III
                               Metrocall, Inc.
                            6677 Richmond Highway
                          Alexandria, Virginia 22306
                                (703) 660-9343
                           ------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                                 May 7, 1997
                             --------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box [   ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                         (Continued on following pages)

                               Page 1 of 26 Pages

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 2 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T Dated
             8/28/68 for Juliet Lea Hillman

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO

----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------

  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                     14,130
         SHARES           --------------------------------------------------------------------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                        0
        REPORTING         --------------------------------------------------------------------------------------------------------
         PERSON           9        SOLE DISPOSITIVE POWER
          WITH
                                      14,130
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 3 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Audrey Hilliard Hillman
            25-6094896

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       14,130
      BENEFICIALLY        -------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           -------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      14,130
                          -------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 4 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for Henry Lea Hillman, Jr.
             25-6094897

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       14,130
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      14,130
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 5 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             C.G. Grefenstette and Thomas G. Bigley, Trustees U/A/T dated 8/28/68 for William Talbott Hillman
             25-6094899

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       14,130
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      14,130
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             14,130
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.1%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 6 OF 26  PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Henry L. Hillman, Elsie Hilliard Hillman and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A
          dated November 18, 1985
            18-2145466

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Pennsylvania
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       42,391
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                      1,154,185
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      42,391
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                       1,154,185
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            OO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 7 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           C.G. Grefenstette, as Trustee for Various Trusts

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       0
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     1,253,096
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER
                                      0
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      1,253,096
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,253,096
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes 10,000 shares owned in his individual capacity and 1,900 shares owned by Mrs. Grefenstette.
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.0%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 8 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Thomas G. Bigley, as Trustee for Various Trusts

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       0
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     56,520
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER
                                      0
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      56,520
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             56,520
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 9 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Henry L. Hillman, as Trustee for the Henry L. Hillman Trust

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       0
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     1,196,576
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER
                                      0
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

  CUSIP NO.   591647102                                                                       PAGE 10 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Elsie Hilliard Hillman, as Trustee for the Henry L. Hillman Trust

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       0
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     1,196,576
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER
                                      0
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,196,576
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*
            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 11 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Wilmington Securities, Inc.
            51-0114700

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       1,154,185
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      1,154,185
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,154,185
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.6%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            CO
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 12 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            William L. Collins, III

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       359,361
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     38,110
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      359,361
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      38,110
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             397,471
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

          Excludes 305 shares owned by William L. Collins, Jr.
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.6%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 13 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven D. Jacoby
            ###-##-####
----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       80,712
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     38,110
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      80,712
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER

                                      38,110
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             118,822
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.5%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 14 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Harry L. Brock, Jr.

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             PF
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       3,593,710
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      3,593,710
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             3,593,710
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

          Excludes 200,000 shares held by Suzanne S. Brock.
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             14.3%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 15 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Suzanne S. Brock

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       200,000
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      200,000
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

          Excludes 3,593,710 shares beneficially owned by Harry L. Brock, Jr.
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 16 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Vincent D. Kelly
            ###-##-####

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       201,588
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      201,588
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             201,588
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.8%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 17  OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Ronald V. Aprahamian


----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO

----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------

  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
                          7        SOLE VOTING POWER
        NUMBER OF                     51,000
         SHARES           --------------------------------------------------------------------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER
        OWNED BY
          EACH                        0
        REPORTING         --------------------------------------------------------------------------------------------------------
         PERSON           9        SOLE DISPOSITIVE POWER
          WITH
                                      51,000
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             51,000
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 18 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Francis A. Martin, III

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]


----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       62,000
      BENEFICIALLY        -------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           -------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      62,000
                          -------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             62,000
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.2%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 19 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Ray Russenberger


----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                        2,129,448
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                      0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                       2,129,448
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                       0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,129,448
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             8.5%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 20 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Elliot H. Singer


----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       1,010,797
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      1,010,797
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,010,797
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [ ]


----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             4.0%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

            IN
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


  CUSIP NO.   591647102                                                                       PAGE 21 OF 26 PAGES
            -------------

----------------------------------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             UBS Capital LLC

----------------------------------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                       (a) [ ]
                                                                                                                       (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4       SOURCE OF FUNDS*

             OO
----------------------------------------------------------------------------------------------------------------------------------
  5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                          [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
----------------------------------------------------------------------------------------------------------------------------------
        NUMBER OF         7        SOLE VOTING POWER
         SHARES                       2,059,019
      BENEFICIALLY        --------------------------------------------------------------------------------------------------------
        OWNED BY          8        SHARED VOTING POWER
          EACH
        REPORTING                     0
         PERSON           --------------------------------------------------------------------------------------------------------
          WITH            9        SOLE DISPOSITIVE POWER

                                      2,059,019
                          --------------------------------------------------------------------------------------------------------
                          10       SHARED DISPOSITIVE POWER
                                      0
----------------------------------------------------------------------------------------------------------------------------------
  11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,059,019
----------------------------------------------------------------------------------------------------------------------------------
  12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES SHARES*                                                   [X]

             Excludes 250 shares held by Banco de Lugano, a wholly-owned Swiss subsidiary of Union Bank of Switzerland, for the account of a client.
----------------------------------------------------------------------------------------------------------------------------------
  13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             7.9%
----------------------------------------------------------------------------------------------------------------------------------
  14      TYPE OF REPORTING PERSON*

             00
----------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D (CONTINUED)                                     PAGE 22 OF 26 PAGES




         This Statement amends and supplements the Schedule 13D filed on December 10, 1996, as amended on February 14, 1997 (the "Schedule 13D") and constitutes the Final Amendment with respect thereto. All capitalized terms used herein have the meanings set forth in the Schedule 13D.

1. Each of Item 4 (Purpose of Transaction) and Item 5 (Interest in Securities of the Issuer) is hereby amended by adding the following thereto:

    At an Annual Meeting of Stockholders held on May 7, 1997, the stockholders of the Issuer approved, among other things, the matters contemplated by the January Voting Agreement and the November Voting Agreement. Accordingly, each of the January Voting Agreement and the November Voting Agreement has terminated in accordance with its respective terms.

2. Item 5 (Interest in Securities of the Issuer) is hereby amended by adding the following thereto:

    As of May 1, 1997, there were 25,052,513 shares of the Issuer's Common Stock outstanding.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  Exhibit A is a written agreement relating to the filing of joint statements as required by Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, filed by the Reporting Persons with Amendment No. 1 to Schedule 13D on February 14, 1997 and which is incorporated herein by reference.

SCHEDULE 13D (CONTINUED)                                     PAGE 23 OF 26 PAGES




                                  SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this Final Amendment to Schedule 13D is true, complete and correct.


Dated:  May 15, 1997

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR JULIET LEA HILLMAN

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR AUDREY HILLIARD HILLMAN

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               FOR HENRY LEA HILLMAN, JR.

                               C.G. GREFENSTETTE AND THOMAS G.
                               BIGLEY, TRUSTEES U/A/T DATED 8/28/68
                               WILLIAM TALBOTT HILLMAN



                               By:     /s/ C.G. GREFENSTETTE
                                       ----------------------------------------
                                       C.G. Grefenstette, Trustee



                               By:     /s/ THOMAS G. BIGLEY
                                       ----------------------------------------
                                       Thomas G. Bigley, Trustee



                               HENRY L. HILLMAN, ELSIE HILLIARD
                               HILLMAN AND C.G. GREFENSTETTE,
                               TRUSTEES OF THE HENRY L. HILLMAN
                               TRUST U/A DATED NOVEMBER 18, 1985



                               By:     /s/ C.G. GREFENSTETTE
                                       ----------------------------------------
                                       C.G. Grefenstette, Trustee

SCHEDULE 13D (CONTINUED)                                     PAGE 24 OF 26 PAGES



                               WILMINGTON SECURITIES, INC.



                               By:     /s/ DARLENE CLARKE
                                       ----------------------------------------
                                       Darlene Clarke
                               Title:  Vice President, Chief Financial Officer
                                         and Treasurer



                               /s/ WILLIAM L. COLLINS, III
                               ------------------------------------------------
                               William L. Collins, III



                               /s/ STEVEN D. JACOBY
                               ------------------------------------------------
                               Steven D. Jacoby



                               /s/ HARRY L. BROCK, JR.
                               ------------------------------------------------
                               Harry L. Brock, Jr.



                               /s/ SUZANNE S. BROCK
                               ------------------------------------------------
                               Suzanne S. Brock



                               /s/ VINCENT D. KELLY
                               ------------------------------------------------
                               Vincent D. Kelly

                                                            PAGE 25 OF 26 PAGES

                             /s/ RONALD V. APRAHAMIAN
                             --------------------------------------------------
                             Ronald V. Aprahamian


                             /s/ FRANCIS A. MARTIN, III
                             --------------------------------------------------
                             Francis A. Martin, III


                             /s/ RAY RUSSENBERGER
                             --------------------------------------------------
                             Ray Russenberger


                             /s/ ELLIOT H. SINGER
                             --------------------------------------------------
                             Elliot H. Singer








                             UBS CAPITAL LLC




                             By:   /s/ MICHAEL GREENE
                                   --------------------------------------------


                             By:   /s/ MARC A. UNGER
                                   --------------------------------------------
                             Its:

SCHEDULE 13D (CONTINUED)                                    PAGE 26 OF 26 PAGES



                                 Exhibit Index

Exhibit                                                                                                                  Page
-----------------------------------------------------------------------------------------------------------------------------
Exhibit A: Agreement of Joint Filing, dated February 13, 1997, filed by the Reporting Persons with Amendment No. 1 to Schedule 13D on February 14, 1997 and which is incorporated herein by reference . . . . . . . . . . . . . .
